Exhibit 10.6

DEFERRED PAYMENT PLAN

FOR DIRECTORS OF

BRYN MAWR TRUST COMPANY

(As Amended and Restated Effective January 1, 2009)

1. Purpose.

The purpose of this Plan is to provide each Eligible Director with the opportunity to select the timing of receipt of his or her Compensation.

2. Eligibility.

Each Eligible Director shall be eligible to participate in this Plan.

3. Definitions.

The following words and phrases shall have the meanings indicated, unless the context requires a different meaning:

(a) “Beneficiary” shall mean the person(s) designated to receive the balance of an Eligible Director’s Deferred Account upon the death of the Eligible Director.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean, collectively, the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated there under.

(d) “Company” shall mean Bryn Mawr Trust Company.

(e) “Compensation” shall mean the compensation payable by the Company to an Eligible Director for his or her services as a member of the Board and committees thereof, whether in the form of cash or shares of Stock.

(f) “Deferred Account” shall mean a bookkeeping reserve account established in the books of the Company and maintained in accordance with Section 5, below, to record Compensation which an Eligible Director has elected to defer, plus earnings and minus losses thereon.

(g) “Effective Date” shall mean January 1, 2009, the effective date of the Plan as hereby amended and restated.

(h) “Election” shall mean the written election by an Eligible Director, pursuant to Section 4, below, to defer the receipt of all or a portion of his Compensation pursuant to this Plan.

(i) “Eligible Director” shall mean any member of the Board who is entitled to Compensation for his services as a member of the Board.

(j) “Plan” shall mean the Deferred Payment Plan for Directors of Bryn Mawr Trust Company, as set forth herein and as may be amended from time to time.

(k) “Separation from Service” means, with respect to an Eligible Director, his or her “separation from service” with the Company within the meaning of Section 409A of the Code. To the extent required by the definition of “separation from service” under Section 409A of the Code, “Separation from Service” shall mean an Eligible Director’s separation from service (as so defined) from both the Company and its affiliates.

(l) “Specified Employee” shall mean an Eligible Director who is a “specified employee” with respect to the Company within the meaning of Section 409A of the Code.

(m) “Stock” shall mean common stock of Bryn Mawr Bank Corporation.

(n) “Valuation Date” shall mean the last day of each calendar quarter.

4. Election.

(a) Prior to the commencement of the year 2009 and any subsequent calendar year, an Eligible Director may make an Election, pursuant to which payment of a specified percentage or flat dollar amount of his or her Compensation earned during such year and thereafter shall be deferred until a future date established pursuant to Section 6(b), below. Notwithstanding the preceding sentence, however, in the case of any individual who first becomes an Eligible Director after the first day of a calendar year, the Eligible Director may make an Election at any time prior to the 30th day following the date he or she first becomes an Eligible Director, provided that in no event shall such Election apply with respect to any Compensation earned by the Eligible Director prior to the date of the Election. The amount of Compensation specified in the Election shall be allocated to the Eligible Director’s Deferred Account as of the Valuation Date next following or coinciding with the date such Compensation would have been payable to the Eligible Director in the absence of the Election. An Eligible Director’s Election must be in writing, and in such form as the Company shall prescribe.

(b) An Eligible Director may modify or revoke his or her Election effective as of the commencement of any calendar year, provided such modification or revocation is in writing in such form as the Company shall prescribe, and is delivered to the Company in advance of such calendar year.

(c) An Eligible Director’s Election, or subsequent modification or revocation thereof, shall remain in effect during all calendar years after its effective date, unless and until modified or revoked, or a new Election is made, in accordance with the foregoing provisions of this Section 4.

5. Administration of the Deferred Account.

(a) As of each Valuation Date the Company shall credit each Eligible Director’s Deferred Account with earnings (or losses) on the balance of the Deferred Account as of the immediately preceding Valuation Date in accordance with the earnings crediting options selected by the Eligible Director from the list of earnings crediting options made available by the Company for this purpose from time to time. The rate of return, positive or negative, shall be based on the actual performance of the mutual fund(s) or other investment vehicle(s) designated by the Company as earnings crediting options and selected by the Eligible Director, as if the balance of the Account were actually invested in such fund(s) or other investment vehicle(s), net of asset based charges, including, without limitation, money management fees and fund administrative expenses.

An Eligible Director’s selection of earnings crediting options may be modified effective as of the first day of any calendar quarter, provided such modification is made and delivered to the Company sufficiently in advance of such date to permit the Company to effect such modification as of such date. An Eligible Director’s selection of earnings crediting options, or modification thereof, shall be in writing, and in such form as the Company shall prescribe. The Company shall provide notice to the Eligible Directors of any change to such earnings crediting options sufficiently in advance of the change to permit the Eligible Directors to act in response thereto.

Notwithstanding the foregoing, to the extent that Compensation deferred pursuant to an Election would otherwise have been received by the Eligible Director in the form of shares Stock, the earnings crediting option with respect to such deferred Compensation shall automatically consist of shares of Stock for a period of one year following the Valuation Date as of which such Compensation is allocated to the Eligible Director’s Deferred Account. Thereafter the Eligible Director may elect alternative earnings crediting options in accordance with the procedures set forth herein.

(b) Each Eligible Director’s Deferred Account shall be reduced by the portion of any reasonable Plan administration or maintenance expenses allocated thereto by the Company. The amount of such Plan expenses allocated to each Deferred Account shall be determined by multiplying the total of such expenses by a fraction, the numerator of which is the balance of such Deferred Account as of the Valuation Date immediately preceding or coinciding with such allocation, and the denominator of which is the aggregate balance of all Deferred Accounts as of such Valuation Date.

(c) The Company may, in its discretion, establish a trust for the purpose of accumulating assets to satisfy its obligations hereunder, or its obligations under this Plan and similar plans which it may establish for the benefit of members of the Board, or both members of the Board and employees of the Company. Such trust shall include such terms, restrictions and limitations as necessary to ensure that it will be treated as a “grantor trust” within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, with respect to the Company.

6. Distributions from Deferred Account.

(a) All distributions from an Eligible Director’s Deferred Account shall be in cash or shares Stock, as selected by the Eligible Director.

(b) Each Eligible Director’s first Election under this Plan shall specify the date as of which distribution of his or her Deferred Account shall commence. The Eligible Director’s choice of such distribution dates shall be limited to the following:

(i) the date as of which he or she Separates from Service;

(ii) the Eligible Director’s 65th birthday; or

(iii) that number of whole years (not greater than three (3)) after the date as of which the Eligible Director Separates from Service.

Each Eligible Director’s first Election under this Plan shall further specify the form of distribution of his or her Deferred Account commencing at the specified commencement date. The Eligible Director’s choice of forms of distribution shall be limited to annual installments payable for a number of whole years specified by the Eligible Director, which number shall not exceed ten (10), or a single lump sum distribution. If distributions are to be made in installments, the amount of each installment shall be equal to the balance of the Deferred Account as of the Valuation Date preceding the date of distribution of the installment, divided by the number of installment payments remaining (including that installment). If the Eligible Director dies prior to the receipt of all installment distributions, the balance of the Deferred Account shall be distributed to his or her Beneficiary in a single lump sum. For this purpose, the balance of the Deferred Account shall be determined as of the Valuation Date immediately preceding the date of payment.

If the Eligible Director does not specify a commencement date pursuant to this Section 6(b), the Eligible Director shall be deemed to have specified a distribution date of the February 1 of the calendar year following the calendar year in which he or she Separates from Service. If the Eligible Director does not specify a form of distribution, the Eligible Director shall be deemed to have specified a single lump sum distribution as the form of distribution.

In no event shall payment of the Deferred Account of an Eligible Director who is a Specified Employee on the date of his or her Separation from Service, on account of Separation from Service, commence before the date that is six months after the date of such Separation from Service.

(c) An Eligible Director may elect to change the timing or method of distribution (or both) previously designated (or deemed designated) pursuant to Section 6(b) above, by submission of a new designation to the Company, subject to the following limitations and any further limitations prescribed by Section 409A of the Code:

(i) no such new designation shall take effect until at least 12 months after the date on which it is made;

(ii) the first payment as a result of such new designation shall be made no earlier than five (5) years after the date such payment would have been made absent such new Election; and

(iii) in the case of a payment scheduled to be made or payments scheduled to commence upon the attainment of a specified age, the new designation must be made at least 12 months prior to the attainment of such age.

(d) In the event of an Eligible Director’s death prior to the distribution date established pursuant to Section 6(b) or Section 6(c), above, as the case may be, his or her Beneficiary shall receive the balance of the Eligible Director’s Deferred Account in a single lump sum as soon as practicable following the Eligible Director’s death. For purposes of this Section 6(d), the balance of the Deferred Account shall be the balance as of the Valuation Date preceding payment.

(e) Any amount distributed to an Eligible Director or Beneficiary under this Plan shall be subject to all applicable tax withholdings and other deductions mandated by law.

7. Designation of Beneficiary.

(a) Each Eligible Director shall file with the Company a written designation, in the form prescribed by the Company, of one or more persons as Beneficiary to receive the balance of the Eligible Director’s Deferred Account upon his or her death. For this purpose, the balance of the Deferred Account shall be the balance as of the Valuation Date preceding payment. The Eligible Director may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Company prior to the Eligible Director’s death.

(b) If no such Beneficiary designation is in effect at the time of the Eligible Director’s death, or if no designated Beneficiary survives the Eligible Director, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to the Eligible Director’s estate.

8. Amendment or Termination.

(a) The Board reserves the right at any time to amend the Plan in whole or in part, retroactively or prospectively, for any reason and without the consent of any Eligible Director or Beneficiary, provided that no such amendment may adversely affect the rights of an Eligible Director or a Beneficiary with respect to amounts credited to the Eligible Director’s Deferred Account prior to such amendment or alter the timing of distribution of any Eligible Director’s Deferred Account.

(b) The Board reserves the right at any time to terminate this Plan. Upon termination of this Plan, all Elections with respect to the deferral of future Compensation shall terminate as of the date specified by the Board, but not before the earliest time permitted under Section 409A of the Code, and the Deferred Account of each Eligible Director shall be distributed at such time or times as it would have been distributed in the absence of termination, unless the Board, in its discretion, elects to distribute the Deferred Accounts of all Eligible Directors in some other manner but in no event prior to the earliest time permitted under Section 409A of the Code.

9. Miscellaneous.

(a) Nothing contained in the Plan shall give the Eligible Director the right to be retained in the service of the Company.

(b) If the Company shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, the Company may direct that any amount to which such person is entitled be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.

(c) Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, encumbrance or garnishment by creditors of the Eligible Director or his or her Beneficiary, nor be subject in any manner to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

(d) It is the intention of the Company that the Plan shall be unfunded for Federal income tax purposes. Accordingly, this Plan constitutes a mere promise by the Company to make payments hereunder in the future, and each Eligible Director or, if applicable, his or her Beneficiary, shall have the status of a general unsecured creditor of the Company with respect to the Plan. Except as provided by the terms of any trust established pursuant to Section 5(c), above, neither an Eligible Director nor his or her Beneficiary shall have any right, title, or interest in or to any assets which the Company may hold to aid it in meeting its obligations hereunder. Such assets, whether held in trust or otherwise, shall be unrestricted corporate assets.

(e) All rights under this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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I, /s/Robert J. Ricciardi, Secretary of Bryn Mawr Trust Company, hereby certify that the foregoing Plan was approved at a duly convened meeting of the Executive Committee of the Board of Directors of Bryn Mawr Trust Company on December 20, 2007.